CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Monterey Homes Corporation:

We consent to incorporation by reference in the Registration Statement (No. 33-38230 on Form S-8) of Monterey Homes Corporation (formerly Homeplex Mortgage Investments Corporation) of our report dated February 21, 1997, relating to the consolidated balance sheet of Monterey Homes Corporation and subsidiaries as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended which appears in the December 31, 1996 annual report on Form 10-K of Monterey Homes Corporation.


KPMG PEAT MARWICK LLP


Phoenix, Arizona
March 27, 1997